[PricewaterhouseCoopers letterhead]

Independent Auditors’ Consent

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-107487) of Hub International Limited (the “Company”) of our report dated February 19, 2004 relating to the consolidated financial statements, which appears in the Company’s Annual Report for the year ended December 31, 2003, which is filed on Form 10-K.

/S/ PricewaterhouseCoopers LLP

March 11, 2004